Exhibit 99.1

Press Release

Quest Diagnostics Acquires HemoCue For Approximately $420 Million,

Entering Market for Near Patient Testing

LYNDHURST, N.J., February 1, 2007 –Quest Diagnostics Incorporated (NYSE: DGX), the leading U.S. provider of diagnostic testing, information and services, announced today that it has acquired HemoCue, a Swedish company specializing in near patient testing, also known as point-of-care testing, from the private equity firm EQT II B.V. in a cash transaction valued at approximately $420 million. The acquisition will allow Quest Diagnostics to enter the growing near patient testing market and leverage HemoCue’s international presence to reach new markets around the world. The transaction, which has been financed through a new credit facility, is not expected to have a material impact on Quest Diagnostics’ 2007 financial results. Additional terms of the transaction were not disclosed.

HemoCue has annualized revenues of approximately $90 million and is the leading international provider in near patient testing for hemoglobin, with a growing share in professional glucose and microalbumin testing. The company’s handheld systems are used in physicians’ offices, blood banks, hospitals, diabetes clinics, and public health clinics. In developing countries these systems are used as the primary means to screen for anemia. The measurement of hemoglobin is important for patients being treated by transfusion, or undergoing dialysis or chemotherapy, where instant test results can lead to immediate treatment decisions.

HemoCue has a strong product pipeline, based on the pioneering use of its patented microfluidic systems, and is currently developing new tests including a near patient test to determine white blood cell counts. This test will help physicians quickly determine the presence of an infection and, consequently, the need for antibiotic treatment, potentially reducing the overuse of antibiotics, an ongoing public health concern. This acquisition also complements efforts underway at Quest Diagnostics in near patient testing for infectious disease and cancer, including new tests for colorectal cancer screening and herpes simplex virus type 2.

In addition, Quest Diagnostics intends to enhance the electronic connectivity of HemoCue’s handheld systems by making them compatible with its Care360 portal, which enables doctors to store, access and share patient information. The Care360 portal provides physicians with 24/7 access to lab and medication records, patient medical history and remote ordering of lab testing or e-prescribing.

“Technology is enabling diagnostic testing to move closer to the patient, and the acquisition of HemoCue and its exciting product pipeline gives us a strong presence in this emerging market,” said Surya N. Mohapatra, Ph.D., Chairman and Chief Executive Officer of Quest Diagnostics. “Linking near patient testing devices to our proprietary Care360 patient-centric physician portal can provide longitudinal test reporting on a patient regardless of how or where a test was performed. This will help doctors improve the way they diagnose, monitor and treat disease.”

“We look forward to bringing together two organizations that share a passion for patient care, quality, service and innovation,” said HemoCue Managing Director and Chief Executive Officer, Josef Selinger who will continue to operate HemoCue as part of Quest Diagnostics.

About EQT II B.V.

EQT II B.V. is a group of private equity funds that manages approximately €10.5 billion in equity in 10 funds. EQT II B.V., acting as investment advisor to all EQT II B.V. funds, has offices in Stockholm, Copenhagen, Helsinki, Frankfurt, Munich and Hong Kong. EQT realises its business concept by acquiring and developing high-quality medium sized companies in Northern Europe and Greater China. EQT II B.V. serves as an active owner and works in close co-operation with the management of the companies it acquires, to develop and implement value-enhancing strategies. In total EQT II B.V. has invested in about 50 companies.

About HemoCue

HemoCue, headquartered in Angelholm, Sweden, is a leading global company in a field of diagnostics known as near patient, or point of care, testing. In 1982, the company introduced the first system making accurate hemoglobin testing possible in near patient settings. The system consists of a handheld instrument and a disposable microcuvette (micro sample collection system) used with each test. Since then, HemoCue has sold more than 250,000 systems worldwide and sells more than 100 million cuvettes annually. The company has wholly owned subsidiaries in England, Finland, Germany, the Netherlands, Switzerland and the U.S., with franchises and third-party distributors generating revenue in more than 100 countries. HemoCue has approximately 340 employees worldwide. Additional information is available at http://www.hemocue.com.

About Quest Diagnostics

Quest Diagnostics is the leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its national network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at: http://www.questdiagnostics.com.

Contact:
Quest Diagnostics

Laure Park (Investors):	201-393-5030
Jennifer Somers (Media):	201-393-5700